Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	January 25, 2012
Shelly Oates, ext. 3202

AmeriGas Partners Reports First Quarter Results

VALLEY FORGE, Pa., January 25—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners, L.P. for the first quarter of fiscal 2012 ended December 31, 2011 of $42.5 million compared to $74.9 million for the same period last year. The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) was $83.7 million for the first quarter of 2012 compared to $113.3 million for the same period last year.

For the three months ended December 31, 2011, retail propane volumes sold were 220.9 million gallons compared with retail propane volumes of 256.4 million gallons in the prior-year period. Weather was 11.9% warmer than normal and 9.9% warmer than in the prior-year period, according to the National Oceanic and Atmospheric Administration. The decrease in volumes sold resulted primarily from the significantly warmer weather during the quarter and in particular during the month of December.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “The heating season got off to an exceptionally slow start, primarily due to weather during the month of December that was nearly 12% warmer than normal and 16% warmer than last year. The very warm weather nationwide was the most significant contributor to the lower sales volumes experienced during the quarter. Although our operations team is accustomed to managing the business through a variety of weather challenges, it is impossible to fully offset the lack of demand brought about by such significantly warm weather. The most significant strategic event of the quarter was the October announcement that we had reached an agreement to acquire Heritage Propane from Energy Transfer Partners. We were very pleased to complete the acquisition in mid-January, enabling us to benefit from the addition of the Heritage business for most of the key winter quarter ending March 31. Given the significance of the impact of the acquisition and second fiscal quarter weather on our results for the full year, we intend to update our guidance for 2012 to include the impact of both the Heritage acquisition and our heating season results upon completion of our fiscal second quarter ending March 31, 2012.”

Revenues for the quarter decreased to $683.8 million from $700.2 million in the prior-year period, reflecting the lower retail volumes sold partially offset by higher average selling prices resulting primarily from higher propane product costs. The average wholesale cost of propane at Mont Belvieu, Texas for the current quarter was approximately 14% higher than the average cost in the same period last year. Total margin decreased $24.9 million, as lower volumes sold were only slightly offset by a modest increase in average retail unit margins.

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AmeriGas Partners Reports First Quarter Results	Page 2

Partnership EBITDA decreased $29.6 million, reflecting the lower total margin and slightly higher operating expenses, which included $3.7 million in incremental expenses related to the Heritage Propane acquisition. Operating income decreased $31.5 million, reflecting the lower EBITDA and higher depreciation and amortization expenses.

EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the results of operations of the Partnership. This measure may not be comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit. A reconciliation of EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 1,200 locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 28% of the Partnership. An affiliate of Energy Transfer Partners, L.P. owns 34% of the Partnership and the public owns the remaining 38%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 4:00 PM ET on Wednesday, January 25. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com under “Investor Relations”. A telephonic replay will be available from 7:00 PM ET on January 25 through midnight Friday, January 27. The replay may be accessed at 1-855-859-2056, pass code 36864863 and International access 1-404-537-3406, pass code 36864863.

Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate Heritage Propane and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-06	###	1/25/12

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Propane	$637,283	$653,812	$2,343,910	$2,198,254
Other	46,529	46,408	177,641	165,713

	683,812	700,220	2,521,551	2,363,967

Costs and expenses:
Cost of sales - propane	429,980	420,700	1,555,441	1,385,866
Cost of sales - other	13,828	14,605	58,349	54,941
Operating and administrative expenses	159,910	156,428	624,058	619,324
Depreciation	20,931	20,072	83,836	79,768
Amortization	3,257	2,595	12,395	8,918
Other income, net	(4,190)	(5,755)	(23,998)	(9,676)

	623,716	608,645	2,310,081	2,139,141

Operating income	60,096	91,575	211,470	224,826
Loss on extinguishments of debt	0	0	(38,117)	0
Interest expense	(16,533)	(15,375)	(64,676)	(63,988)

Income before income taxes	43,563	76,200	108,677	160,838
Income tax expense	(450)	(419)	(421)	(2,517)

Net income	43,113	75,781	108,256	158,321
Less: net income attributable to noncontrolling interests	(588)	(913)	(2,076)	(2,199)

Net income attributable to AmeriGas Partners, L.P.	$42,525	$74,868	$106,180	$156,122

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$1,991	$1,701	$6,712	$4,985

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$40,534	$73,167	$99,468	$151,137

Income per limited partner unit (a)

Basic	$0.55	$1.07	$1.63	$2.64

Diluted	$0.55	$1.06	$1.63	$2.64

Average limited partner units outstanding:
Basic	57,133	57,095	57,128	57,088

Diluted	57,193	57,149	57,180	57,136

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	220.9	256.4	838.7	882.4
EBITDA (b)	$83,696	$113,329	$267,508	$311,313
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$11,790	$10,362	$39,600	$41,017
Growth capital expenditures	$9,813	$10,944	$37,925	$36,733

(a)	Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

(continued)

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about industry segments as the profitability measure for its domestic propane segment. EBITDA in the twelve months ended December 31, 2011 includes pre-tax losses of $38,117 from extinguishments of debt. EBITDA for the twelve months ended December 31, 2010 includes a $12,193 pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements and a $7,000 pre-tax loss associated with increased litigation reserves.

The following table includes reconciliations of net (loss) income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income attributable to AmeriGas Partners, L.P	$42,525	$74,868	$106,180	$156,122
Income tax expense	450	419	421	2,517
Interest expense	16,533	15,375	64,676	63,988
Depreciation	20,931	20,072	83,836	79,768
Amortization	3,257	2,595	12,395	8,918

EBITDA	$83,696	$113,329	$267,508	$311,313
Loss on interest rate hedges	0	0	0	12,193
Loss on extinguishments of debt	0	0	38,117	0
Litigation reserve	0	0	0	7,000

Adjusted EBITDA (1)	$83,696	$113,329	$305,625	$330,506

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

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